                                                                                                               EXHIBIT 99
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 17, 2005

HURCO REPORTS THIRD QUARTER 2005 RESULTS
INDIANAPOLIS, INDIANA, — August 17, 2005—Hurco Companies, Inc. (Nasdaq:HURC) today announced that for its third fiscal quarter, which ended July 31, 2005, it recorded net income of $2,879,000, or $.45 per share, compared to $1,582,000, or $.25 per share, for the corresponding quarter of 2004. For the first nine months of fiscal 2005, Hurco recorded net income of $9,208,000 or $1.46 per share, compared to $3,988,000, or $.67 per share, for the corresponding 2004 period.
Foreign currency exchange rates were not materially different in the third quarter of fiscal 2005 compared to the same period in the prior year and as a result, sales during the quarter were not impacted by foreign currency translation. However, sales during the first nine months of fiscal 2005 were impacted by foreign currency translation due to stronger European currencies during the first and second quarters.
Sales and service fees for the third quarter of fiscal 2005 were $29,555,000, an increase of $5,807,000, or 24%, over the corresponding quarter of 2004. Sales increased 41%, 13% and 44% in the United States, Europe and Asia, respectively. Approximately 63% of Hurco’s sales during the 2005 period were made outside the United States compared to 67% in the prior year. Sales and service fees for the nine months ended July 31, 2005 totaled $90,791,000, an increase of $20,070,000, or 28%, over the amount recorded in the prior year. Approximately $2,751,000, or 14%, of the increase for the nine-month period was attributable to the favorable effects of stronger European currencies in relation to the U.S. dollar during the first and second quarters.
New order bookings for the third quarter of fiscal 2005 were $28,892,000, an increase of $1,443,000, or 5%, over the third quarter of 2004. Orders in dollars during the third quarter increased 6% in the United States and 41% in Asia over the same period one year ago. Orders in Europe increased slightly during this same period. For the nine months ended July 31, 2005, new orders increased $15,368,000, or 21%, over the 2004 period. Approximately $2,684,000, or 17%, of the increase for the nine-month period was attributable to the favorable effects of stronger European currencies in relation to the U.S. dollar during the first and second quarters. Backlog was $10,566,000 at July 31, 2005, compared to $11,473,000 at April 30, 2005, and $12,746,000 at October 31, 2004.
Hurco’s gross margin for the third quarter of fiscal 2005 was 33.4% compared to 30.8% for the prior year period. The improvement was primarily the result of higher unit sales. Selling, general and administrative expenses were $6,637,000 for the 2005 period, an increase of $1,396,000 over the amount recorded for the corresponding 2004 period.
Operating income for the third quarter of fiscal 2005 totaled $3,226,000 or 11% of sales and service fees, compared to $2,072,000, or 9% of sales and service fees, for the same period in the prior year.
Total debt was $4,365,000 at July 31, 2005, and represented 8% of the Company’s total capitalization, which aggregated $56,237,000. As of July 31, 2005, the Company had unutilized credit facilities of $10,645,000 available for direct borrowing or commercial letters of credit.
Michael Doar, Chief Executive Officer, stated, "We are pleased with the financial results achieved in the third quarter. Order intake in the United States and Asia continues to be strong while order rates in Europe were sluggish in the third quarter. We are looking forward to showcasing our products in September at the EMO trade show, the largest metal working trade show in the world, in Hanover, Germany. I was also pleased with our recent open house in Indianapolis where over 300 customers attended the event, which featured product demonstrations and seminars. The enthusiasm our products have received at recent trade shows confirms the strength of our product line.”
Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Stephen J. Alesia
Vice President & CFO
317-298-2631

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2005	2004	2005	2004
	(unaudited)		(unaudited)
Sales and service fees	$29,555	$23,748	$90,791	$70,721

Cost of sales and service	19,692	16,435	60,421	49,464
Gross profit	9,863	7,313	30,370	21,257

Selling, general and administrative expenses	6,637	5,241	19,187	15,295
Operating income	3,226	2,072	11,183	5,962

Interest expense	79	113	248	374

Variable Option Expense	-	-	-	322

Other income (expense), net	49	28	(260)	(119)

Income before taxes	3,196	1,987	10,675	5,147

Provision for income taxes	317	405	1,467	1,159

Net income	$2,879	$1,582	$9,208	$3,988

Earnings per common share

Basic	$0.46	$0.27	$1.50	$0.70
Diluted	$0.45	$0.25	$1.46	$0.67

Weighted average common shares outstanding
Basic	6,206	5,882	6,156	5,722
Diluted	6,379	6,204	6,325	5,964

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2005	2004	2005	2004
(unaudited)			(unaudited )
Gross margin	33.4%	30.8%	33.5%	30.1%

SG&A expense as a percentage of sales	22.5%	22.1%	21.1%	21.6%

Operating income as a percentage of sales	10.9%	8.7%	12.3%	8.4%

Income before taxes as a percentage of sales	10.8%	8.4%	11.8%	7.3%

Depreciation	323	291	945	932

Capital expenditures	681	742	1,756	1,732

Balance Sheet Data:	7/31/2005	7/31/2004

Working capital (excluding short term debt)	$38,687	$24,698

Days sales outstanding	48	45

Inventory turns	2.4	2.5

Capitalization
Total debt	$4,365	$4,953
Shareholders' equity	51,872	35,906
Total	$56,237	$40,859

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	July 31,	October 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$12,907	$8,249
Cash - restricted	-	277
Accounts receivable	17,563	17,337
Inventories	34,217	28,937
Other	4,049	1,672
Total current assets	68,736	56,472

Property and equipment:
Land	761	761
Building	7,240	7,205
Machinery and equipment	12,986	12,106
Leasehold improvements	811	676
	21,798	20,748
Less accumulated depreciation and amortization	(13,103)	(12,512)
	8,695	8,236

Software development costs, less amortization	3,279	2,920
Investments and other assets	5,970	5,818
	$86,680	$73,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,363	$18,361
Accrued expenses	11,686	11,447
Current portion of long-term debt	323	317
Total current liabilities	30,372	30,125

Non-current liabilities:
Long-term debt	4,042	4,283
Deferred credits and other obligations	394	583
Total liabilities	34,808	34,991

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,213,820 and
6,019,594 shares issued, respectively	621	602
Additional paid-in capital	47,519	46,778
Retained earnings (deficit)	5,766	(3,442)
Accumulated other comprehensive income	(2,034)	(5,483)
Total shareholders' equity	51,872	38,455
	$86,680	$73,446